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                                EXHIBIT 10(xii)



February 22, 1995


Name
Stride Rite Corporation
5 Cambridge Center
Cambridge, MA  02142

Dear __________:

  The Stride Rite Corporation (the "Company") agrees that in the event that your employment is terminated by the Company for any reason except for cause, or as a result of your death or disability, then the Company will continue to pay to you, as a severance allowance, a monthly amount equal to your monthly base salary, as in effect immediately prior to the termination of your employment, for the period from the date of the termination of your employment through the earlier of (i) your death or (ii) the thirteen-month anniversary of the date your employment was terminated; provided, that in the event you obtain other employment or engage in self-employment, the amount payable to you by the Company as a severance allowance shall be reduced (but not below zero) by the amount of all compensation earned by you from such other employment or self-employment (regardless of whether such compensation is received currently or deferred until a later date). In addition to, and while you are entitled to receive, the severance allowance provided for above, the Company will provide continued coverage to you under its medical, dental, life and disability plans and policies on the same basis and at the same cost to you as was in effect immediately prior to the termination of your employment. Because the purpose of this severance allowance is to help bridge you financially to your next employment, you will be required to exert reasonable efforts to find new employment; the Company reserves the right to discontinue payments to you if such efforts are not made. Further, payment of any severance pursuant to this paragraph shall be conditioned upon your prior execution of the Company's form of release which includes, among other things, the waiver of any and all claims which you or any persons claiming under or through you may have against the Company.

  The determination whether a termination of your employment by the Company is for cause shall be made by the Company in good faith. If your employment is terminated for cause, the Company shall have no obligation to pay any severance to you or to provide any continued coverage under insurance or other benefit plans except as may be required by law.

  In the event that your employment is terminated as a result of a change of control of the Company, your severance benefits shall be governed solely by the terms of the executive termination agreement between you and the Company dated February 17, 1995 and this agreement shall be of no effect.

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  Please indicate your acceptance of this agreement by signing and returning the enclosed copy of this letter. Please feel free to call me if you have any questions regarding this letter.

                                 Sincerely,



                                 Karen Crider
                                 General Counsel


Agreed to this _______day
of February, 1995.


- ------------------------------
Name



cc:  Robert Siegel

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                          THE STRIDE RITE CORPORATION

             FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 2, 1994

                               Addendum 10(xii)



       Robert C. Siegel

       Jonathan D. Caplan

       Karen K. Crider

       Stephen R. DuMont

       Dennis Garro

       John M. Kelliher

       John P. McMahon, Jr.

       Robert B. Moore, Jr.

       C. Madison Riley III

       Gerrald B. Silverman

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